Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is made as of April 2, 2021, between DYNATRONICS CORPORATION ("Seller"), and MAPLE LEAF REALCO II, LLC ("Buyer").

1. Definitions. As used in this Agreement, unless the context otherwise requires or is otherwise herein expressly provided, the following terms shall have the following meanings:

(a) Closing Date: On or before the date which is fifteen (15) days following the expiration of the Inspection Period.

(b) Earnest Money: The sum of Fifty Thousand and No/100 Dollars ($50,000.00) deposited by Buyer with Escrow Agent within three (3) business days of the Effective Date.

(c) Effective Date: The date of full execution of this Agreement.

(d) Inspection Period: The period commencing on the Effective Date and terminating at 5:00 p.m., eastern time, on the date which is thirty (30) days following the Effective Date, during which time Buyer may conduct the inspection described in Section 3.

(e) Property: That certain real property located at 6607 Mountainview Road, Ooltewah. Tennessee, as more particularly described in Exhibit A attached hereto and made a part hereof by reference, and including all rights, title, and interest described on Exhibit A.

(f) Purchase Price: One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00) payable in cash or immediately available funds by wire transfer at the Closing.

(g) Title Company/Escrow Agent: First American National Title Insurance Company.

2. Purchase and Sale; Deposit of Earnest Money. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants, and conditions herein contained, Seller hereby agrees to sell and convey, and Buyer hereby agrees to purchase and pay the Purchase Price for, the Property. Within three (3) business days following the Effective Date, Buyer will deposit the Earnest Money with Escrow Agent. If the sale hereunder is consummated in accordance with the terms hereof, Escrow Agent shall deliver the Earnest Money to Seller to be applied to the Purchase Price to be paid by Buyer at the Closing. In the event of a default hereunder by Buyer or Seller, the Earnest Money shall be applied as provided herein. In the event that Buyer does not terminate this Agreement in accordance herewith by delivering written notice to Seller on or before the expiration of the Inspection Period, the Earnest Money shall become non-refundable to the Buyer, except in the event of a breach of this Agreement by the Seller that is not cured by Seller in accordance with this Agreement, or except as otherwise provided in this Agreement.

3. Inspection.

(a) Prior to the expiration of the Inspection Period, Buyer shall have the right to conduct, at its own expense, a due diligence review of the Property (the "Inspection"). The cost of the Inspection shall be at Buyer's sole cost and expense. Notwithstanding anything contained herein to the contrary, Buyer shall not conduct any invasive testing on the Property, including, but not limited to, a Phase II Environmental Site Assessment, without the written consent of Seller, which consent shall not be unreasonably withheld or delayed. Seller hereby grants to Buyer, and Buyer hereby accepts from Seller, a non-exclusive, limited license to have reasonable access to the Property in order to allow Buyer to conduct its Inspection upon the terms and conditions set forth herein. Seller shall cooperate, at no cost to Seller, in a commercially reasonable manner, with Buyer in its conduct of the Inspection. Without limiting the generality of the foregoing, Seller shall provide Buyer with access to all of the Property, and shall provide all information which is in the possession or control of Seller that is reasonably requested by Buyer, and that is reasonably available to Seller, in the conduct of the Inspection, including all information that is reasonably necessary for the performance by Buyer or Buyer’s Representative of a Phase 1 Environmental Site Assessment, and all other commercially reasonable tests, assessments, surveys, and the like. Buyer shall endeavor in good faith to provide Seller with at least twenty-four (24) hours’ notice prior to each entry upon the Property, shall advise Seller of the expected duration of the Inspection, and shall comply with all reasonable limitations placed on its access by Seller. Seller shall endeavor to accommodate all reasonable requests by Buyer to enter the Property to conduct the Inspection. Such license shall be personal and non-transferable, except that it may be transferred to any employee, agent or representative (collectively, "Representatives") of Buyer who will be conducting any aspect of the Inspection on Buyer's behalf, upon notification to Seller of the party's identity prior to such party's entry upon the Property, and all references in this section to Buyer shall include such Representatives.

(b) In no event shall Seller have any liability to Buyer (or its Representatives) for any Losses (as defined below) arising in connection with the Inspection. Moreover, Buyer assumes all risks and hazards encountered in the performance of the Inspection, and Buyer shall be solely responsible for all injuries, including death, to all persons, and all losses and damages to property, to the extent proximately caused by Buyer’s or the Representatives' performance of the Inspection. Buyer agrees that it will take such steps and enter into such contracts with any Representatives engaged by it necessary to ensure that the Inspection will be performed (i) in a professional and workmanlike manner, and (ii) in accordance with all applicable federal, state and local laws, regulations, rules and orders. Buyer shall release, defend, indemnify and hold harmless Seller and its affiliates, officers, managers, members, employees, agents, tenants, and representatives (collectively, the "Seller Indemnitees") from and against any and all demands, claims, actions, causes of action, assessments, fines, penalties, losses, damages, liabilities, costs and expenses, including without limitation any of the foregoing related to injury or death, of any person, and damage or loss of use of property, and all reasonable litigation costs and all reasonable attorneys' and reasonable experts' fees and expenses (collectively, "Losses"), proximately attributable to or proximately incurred in connection with the Inspection, regardless of whether the Losses giving rise to such indemnification obligation is the result of the sole, concurrent or comparative negligence of any Seller Indemnitee. To the extent that such insurance coverage is reasonably available, Buyer shall carry, and shall ensure that any third party Representatives shall carry, insurance with financially sound and reputable insurers containing the types of coverage and limits that are reasonably satisfactory to Seller, including without limitation liability and worker's compensation insurance, relating to the conduct of the Inspection. Prior to conducting the Inspection, Buyer shall furnish Seller with a certificate showing such coverages. Buyer shall ensure that all sums owing to any third party Representative as a result of the Inspection are timely paid, and shall keep the Property and all other assets of the Seller free from any and all liens, including without limitation any mechanic's and materialmen's liens, as a result of the Inspection. Buyer agrees to defend, indemnify and hold harmless the Seller Indemnitees from and against any and all Losses arising from or otherwise in connection with a breach of this Section. Nothing herein is intended to create, nor shall be deemed to create, a relationship of employer and employee, or a relationship of principal and agent, or a joint venture or partnership, between Seller and Buyer, or between Seller and any of the Representatives.

(c) Within five (5) days after the Effective Date, Seller shall furnish Buyer with copies of the following, to the extent in Seller's possession or control: (i) all plans, surveys, drawings, permits, licenses, use authorizations and/or restrictions, inspection reports of any kind, and environmental reports, relating to the Property, (ii) all documents related to repairs and maintenance of the Property, (iii) all notifications, and allegations of construction defects, errors or omissions or on account of any conditions affecting the Property, (iv) documents related to any insurance claims related to the Property within the 5 years immediately preceding the Effective Date, (iv) all notifications, and allegations of violations of any laws, rules, ordinances or regulations of any applicable governmental authority or body relating to the Property at any time, including, without limiting the generality of the foregoing, all environmental laws, rules, or regulations, (v) all notifications, and allegations of the presence of hazardous substances (as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq.) on the Property at any time in violation of applicable laws, (vi) a summary of any pending or threatened litigation related to the Property, and (vii) a complete list of all current service agreements, maintenance agreements, and warranties related to the Property, along with a copy of each item included on that list.

(d) In order to terminate this Agreement pursuant to this Section, Buyer must provide written notice to Seller prior to the expiration of the Inspection Period. Upon receipt of such notice, timely provided, Seller shall instruct the Escrow Agent to release the Earnest Money to the Buyer.

4. Title and Survey.

(a) Buyer shall obtain a commitment for title insurance, showing the status of title to the Property according to the Title Company and committing to issue an owner's title policy to Buyer (the “Commitment”). Buyer may, at Buyer's sole expense, obtain an ALTA/ACSM survey of the Property or an update of any existing survey (the "Survey"). If (i) any exceptions appear in the Title Commitment that affect the Property that are unacceptable to Buyer, or (ii) the Survey shows any matter affecting the Property that may have a material adverse effect on the Buyer's contemplated use of the Property, then in such event Buyer shall, within fifteen (15) days after receipt of the Title Commitment, notify Seller in writing of such fact and the reasons therefor ("Buyer's Property Objections", or each an "Objection"). Within five (5) business days after receipt of Buyer's Property Objections, Seller may either (1) notify Buyer that it shall endeavor to satisfy or correct said Objections or (2) notify Buyer that Seller will not correct such Objections. In the event Seller elects to endeavor to cure said Objections, such cure shall be completed no later than the date of Closing. In the event that Seller notifies Buyer that Seller has elected not to cure or satisfy any of Buyer’s Property Objections, then within three (3) business days after Buyer's receipt of such written notice, Buyer shall, by written notice to Seller, elect one of the following: (i) to waive said Objections and to close the transaction in accordance with the terms of this Agreement; or (ii) to cancel this Agreement and to have the Earnest Money returned to Buyer, in which event neither Seller nor Buyer shall have any further duties or obligations under this Agreement. For purposes of this subsection 4(a), Seller’s failure to respond to Buyer’s Property Objections or any individual Objection within the five (5) business day period set forth herein shall be deemed notice to Buyer that Seller has elected not to cure such Buyer’s Property Objections.

(b) Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of Buyer's Property Objections.

(c) If Buyer does not elect to terminate this Agreement as set forth herein, Buyer shall be deemed to have accepted the form and substance of the Commitment and the Survey. In the event of a termination pursuant to this Section, the parties shall have no further rights or obligations hereunder and the Earnest Money shall be returned to Buyer.

(d) The term "Permitted Encumbrances" as used herein includes: (i) any easement, right of way, encroachment, conflict, discrepancy, overlapping of improvements, protrusion, lien, encumbrance, restriction, condition, covenant or other matter with respect to the Property not made the subject of a Buyer's Property Objection, whether or not reflected or addressed on the Survey or the Commitment; and (ii) any Buyer's Property Objections which Seller does not agree in writing to cure. The term "Permitted Encumbrances" excludes any of the following which were or are placed on the Property with the knowledge and consent of Seller: mortgages and deeds of trust securing the payment of money owed by Seller (specifically excluding liens for taxes, assessments or betterments not yet due and payable).

5. Property Condition. Buyer acknowledges that Seller has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, of, as to, concerning, or with respect to, (i) the value, nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (ii) the suitability of the Property for any and all activities and uses which may be conducted thereon, (iii) the compliance of or by the Property with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property, (v) any other matter with respect to the Property, or (vi) the environmental condition of the Property or the existence of any hazardous substances on, under or about the Property. Specifically, but not in limitation of the foregoing, Buyer further acknowledges that Seller has not made, does not make and specifically negates and disclaims any representations or warranties regarding compliance of the Property with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, or the disposal or existence, in or on the Property, of any hazardous substances, as defined by Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601 et seq, and the regulations promulgated thereunder. Buyer is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller, its agents or contractors. Seller shall not be liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property or the operation thereof, furnished by any party purporting to act on behalf of Seller.

The sale of the Property as provided for herein is made on an "As Is", "Where Is" basis and with all faults. Buyer agrees that (a) Seller shall not be responsible or liable for any construction defects, errors or omissions or on account of any other conditions affecting the Property; (b) Buyer or anyone claiming by through or under Buyer, hereby fully releases Seller and its respective contractors, affiliates, officers, managers, members, employees, agents, and representatives from any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, or omissions or other conditions affecting the Property, whether known or unknown, present or future, foreseeable or unforeseeable, including but not limited to, those arising due to the presence of any hazardous substances on, under or about the Property; (c) the foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action; and (d) this covenant releasing Seller shall be a covenant running with the land and shall be binding upon Buyer, its successors and assigns.

The foregoing provisions of this Section 5 shall not apply in the event and to the extent of any fraudulent, material misrepresentation made to Buyer by Seller in this Agreement. The provisions of this Section 5 shall expressly survive the Closing (as hereinafter defined) and the sale of the Property.

6. Conditions to Buyer's and Seller's Obligations.

(a) It shall be a condition precedent to Buyer's obligations hereunder that Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller prior to, or as of, the Closing.

(b) It shall be a condition precedent to Seller's obligations hereunder that Buyer shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Buyer prior to, or as of, the Closing, including, without limitation, Buyer's delivery of the Purchase Price.

7. Closing. The closing (the "Closing") of this transaction shall take place in escrow through the mail with Escrow Agent serving as the closing agent on the Closing Date or at such other time as the parties may reasonably agree. At the Closing, the following shall occur:

(a) Seller shall deliver to Buyer a duly executed and acknowledged special warranty deed (the "Deed"), without warranties except warranty of title by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances, and taxes for the year of Closing, payment of which shall be prorated as herein set forth and assumed by Buyer.

(b) Buyer shall pay to Seller the Purchase Price, plus or minus applicable prorations determined in a manner consistent with this Agreement less the Earnest Money (provided that Escrow Agent has delivered to Seller the Earnest Money).

(c) The Title Company shall deliver to Buyer a pro forma owner's title policy (or marked title commitment) issued by the Title Company in the amount of the Purchase Price insuring that Buyer owns fee simple title to the Property, subject to (i) the Permitted Encumbrances; and (ii) the standard printed form exceptions (with the exception as to taxes limited to the year of Closing).

(d) Real estate taxes relating to the Property for the calendar year of closing shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes for the year are known, the apportionment of taxes shall be upon the basis of taxes for the Property for the prior year. All special taxes or assessments for the year of closing which have been actually assessed prior to the Closing Date shall be prorated as set forth above, and those assessed after the Closing Date shall be paid by Buyer. Therefore, Buyer shall be responsible for all real estate taxes, special taxes or assessments due and payable after the Closing Date.

(e) Possession of the Property shall be given to Buyer.

(f) Seller shall deliver to Buyer a "non-foreign affidavit" acknowledging that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

(g) Buyer and Seller shall deliver to each other such documentary and other evidence as may be reasonably required by them or the Title Company evidencing the status and capacity of Buyer or Seller and the authority of the person or persons who are executing the various documents on behalf of Buyer or Seller in connection with this Agreement.

8. Remedies. In the event that Seller shall breach any of its obligations hereunder or shall fail to consummate this Agreement for any reason, except Buyer's default or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer may either terminate this Agreement in writing and receive a refund of the Earnest Money, or in the alternative bring an action for specific performance. In the event that Buyer shall fail to consummate this Agreement for any reason, except Seller's default or the termination of this Agreement by Buyer or Seller pursuant to a right to do so under the terms and provisions hereof, then Seller may terminate this Agreement and receive the Earnest Money as liquidated damages. The parties agree that Seller will suffer damages in the event of Buyer's default on its obligations. Although the amount of such damages is difficult or impossible to determine, the parties agree that the amount of the Earnest Money is a reasonable estimate of Seller's loss in the event of Buyer's default. Thus, Seller shall accept and retain the Earnest Money as liquidated damages but not as a penalty. In the event Seller is entitled to the Earnest Money as liquidated damages, the Earnest Money shall be immediately paid to Seller by Escrow Agent upon receipt of written notice from Seller that Buyer has defaulted under this Agreement, and Buyer agrees to take all such actions and execute and deliver all such documents necessary or appropriate to effect such payment. Notwithstanding anything to the contrary herein, in no event shall either party be liable nor shall any action be brought for consequential, incidental, exemplary or punitive damages, and the foregoing shall be the sole and exclusive remedies of the parties.

9. Real Estate Commissions. Except for CBRE, Inc., representing Seller, and Herman Waldorf Commercial, Inc., representing Buyer (collectively, the “Brokers"), Seller and Buyer each represent to the other that it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that such party has not dealt with any broker or finder purporting to act on behalf of any other party. Except for payment of real estate broker commissions to the Brokers pursuant to a separate agreement, each party hereto agrees to indemnify and hold harmless the other party from and against any and all losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section shall survive the Closing or any termination of this Agreement.

10. Costs and Expenses. Buyer shall pay any fees for the recording of the Deed, transfer tax, the cost of the Survey, the cost of the title insurance policy (including the cost of extended coverage and any endorsements) and all other expenses related to Buyer’s acquisition and financing of the Property, except that each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction and one half of any escrow fee charged by the Escrow Agent.

11. Risk of Loss and Condemnation.

(a) Risk of loss until the Closing shall be borne by Seller.

(b) If damage, loss or destruction of the Property or any part thereof by fire or other casualty, or through condemnation or sale in lieu thereof (collectively, "Damage to the Property") occurs prior to Closing, then the Closing may, at Seller's election, be postponed until a reasonable written estimate (the "Estimate") of the amount of the Damage to the Property is prepared by an insurance adjuster, M.A.I. appraiser, or other real estate professional (collectively, the "Preparer"), and delivered to both Buyer and Seller. Both the Estimate and the Preparer must be approved in writing by both Buyer and Seller, such approval not to be unreasonably withheld or delayed.

(c) If the Estimate concludes that the amount of Damage to the Property is equal to or greater than Two Hundred Thousand and No/100 Dollars ($200,000.00), then Buyer, no later than ten (10) calendar days after its receipt of the Estimate, may terminate this Agreement by written notice to Seller and, notwithstanding anything to the contrary elsewhere in this Agreement, Buyer shall receive a refund of all the Earnest Money, together with all interest accrued thereon (if any).

(d) If (A) Buyer does not terminate this Agreement within the time set forth in Section 11(c) above, or (B) the Estimate concludes that the amount of Damage to the Property is less than Two Hundred Thousand and No/100 Dollars ($200,000.00), then Buyer and Seller shall close the transaction as scheduled, with a reduction in the Purchase Price equal to the Estimate, and Seller shall receive in cash (or retain the right to receive in cash as the case may be) all insurance or condemnation proceeds, if any, payable as a result of such occurrence.

12. Assignment. Buyer may not assign or transfer (whether by merger, operation of law or otherwise) Buyer's interest in this Agreement without obtaining the prior written consent of Seller, which may be granted or denied in Seller's sole discretion. Buyer hereby agrees that any assignment or transfer by Buyer in contravention of this provision shall be void and shall not relieve Buyer of its obligations and liabilities hereunder. Notwithstanding the foregoing, subject to Seller’s prior written consent, such consent not to be unreasonably withheld, Buyer shall have the right, to assign this Agreement to an entity which is controlled by Buyer, which Buyer controls or which is under common control with Buyer, however, no such assignment shall relieve Buyer from its obligations hereunder.

13. Prohibition Against Recordation. This Agreement is not to be recorded. If this Agreement or any memorandum or affidavit of this Agreement is filed for record by Buyer in the county where the Property is located, then, notwithstanding any provision hereof, Seller shall have the sole and exclusive right to terminate this Agreement by written notice filed of record in the county where the Property is located, whereupon the Earnest Money shall be forfeited to Seller as liquidated damages, Buyer will immediately execute and release this Agreement in recordable form, and all parties hereto shall thereupon automatically be fully and finally released from all provisions of this Agreement.

14. Notice. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (i) when delivered in person, at the time of such delivery; (ii) when delivered by a courier service or by express mail, on the next business day following deposit with the courier service or express mail; or (iii) three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed (in any such case) as follows:

If to Seller:	Dynatronics Corporation 1200 Trapp Road Eagan, MN 55121 Attention: Jennifer Keeler
And a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, Tennessee 37203 Attention: Matthew B. Mattingly (courtesy copy only, does not constitute “Notice”)
If to Buyer:	Maple Leaf Realco II, LLCc/o Herman Waldorf109 East Eight Street Chattanooga, TN 37402
And a copy to:	Gearhiser Peters Elliott & Cannon, PLLC 320 McCallie Avenue Chattanooga, TN 37402 Attn: Robert L. Lockaby, Jr. (courtesy copy only, does not constitute “Notice”)

and/or to such other respective address and/or addresses as may be designated by notice given in accordance with the provisions of hereof.

15. Miscellaneous. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. Unless the context indicates otherwise, (i) the terms "hereof", "hereunder", "herein" and similar expressions refer to this Agreement as a whole, (ii) the singular shall include the plural and the masculine gender shall include the feminine and the neuter, (iii) all references to Sections and subsections shall be deemed references to the Sections and subsections of this Agreement, and (iv) the terms "includes" or "including" shall mean and refer to "including, without limitation." All currency amounts referenced in this Agreement shall be to United States dollars. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof. This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understandings or written or oral agreements between the parties concerning the Property. This Agreement cannot be varied, modified, amended or altered except by the written agreement of the parties. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except as expressly set forth herein. All exhibits described herein and attached hereto are fully incorporated into this Agreement by this reference for all purposes. This Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee. If any date specified in this Agreement for the performance of an obligation, the delivery of an item, the giving of a notice or the expiration of a time period falls on a day other than a business day, then this Agreement shall be automatically revised so that such date falls on the next occurring business day.

16. Time of the Essence. Time is of the essence for each provision of this Agreement of which time is a factor.

17. Final Agreement. When this Agreement has been executed by both Buyer and Seller, it is agreed that all understandings and agreements heretofore had between the parties respecting the purchase and sale of the Property and the other transactions contemplated by this Agreement are merged in this Agreement, which fully and completely expresses the agreement of the parties. There are no representations, warranties, or agreements except as specifically and expressly set forth herein, in the exhibits annexed hereto, or to be set forth in the instruments or other documents delivered or to be delivered hereunder

18. Waiver of Jury Trial; Venue. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY STATE COURT TRIAL WITHOUT A JURY IN CHATTANOOGA, TENNESSEE, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument. Delivery by any party or its respective representatives of facsimile (counterpart) signature pages shall be as binding an execution and delivery of this instrument by such party as if the other party had received the actual physical copy of the entire instrument with an ink signature from such party.

20. Like-Kind Exchange. If either party desires to have this transaction constitute a like-kind exchange of properties utilizing the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, each party agrees to cooperate with the other party in order to effectuate and facilitate such an exchange, provided that: (a) the exchange does not delay the Closing under this Agreement, (b) the non-exchanging party does not incur any additional cost or liability as a result of its cooperation, and (c) the non-exchanging party is not required to enter into any contract to purchase any other property, or take title to any property other than the Property.

Signatures on following page

IN WITNESS WHEREOF, this Agreement is executed by Seller and Buyer as of the date first written above.

SELLER

DYNATRONICS CORPORATION

By: /s/Jennifer Keeler
Name: Jennifer Keeler
Title: General Counsel, Secretary

BUYER

MAPLE LEAF REALCO II, LLC

By: /s/Ed Knight
Name: Ed Knight
Title: Secretary

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A
Legal Description of the Property

Land in Hamilton County Tennessee being Lot Four (4), Mountain View Industrial Park Subdivision, as shown by Corrective Plat recorded in Plat Book 57, page 332 in the Register’s Office of Hamilton County, Tennessee.

Included in the Property to be conveyed by the Seller to the Buyer are the following:

1.             Seller’s interest in all privileges, rights, easements, and appurtenances belonging to the above-described land, including without limitation, all right, title, and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to, or used in connection, with such land, and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, “Land”);

2.             All buildings, structures and other improvements, and all of Seller’s right, title and interest, if any, in all fixtures, systems and facilities, located on the Land (“Improvements”);

3.             All of Seller’s right, title and interest, if any, in all assignable intangible assets of any nature relating to the Land and/or the Improvements, including, without limitation, all of Seller’s right, title, and interest in all (i) warranties and guaranties relating to the Improvements in the possession or control of Seller, (ii) all use, occupancy, building and operating licenses, permits, approvals, and development rights, and (iii) all drawings, plans, and specifications related to the Land and Improvements, in each case to the extent that Seller may legally transfer the same at no cost to Seller (“Intangible Property”).